Filed Pursuant to Rule 424(b)(5)

Registration No. 333-235572

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.75% Fixed-to-Floating Rate Senior Notes due 2030	$150,000,000	100%	$150,000,000	$16,365.00

(1)	The filing fee is calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 18, 2019)

$150,000,000

WSFS Financial Corporation

2.75% Fixed-to-Floating Rate Senior Notes due 2030

We are offering $150,000,000 aggregate principal amount of our 2.75% Fixed-to-Floating Rate Senior Notes due 2030, which we refer to as the “Notes.” The Notes will mature on December 15, 2030. The Notes will bear interest (i) from and including, December 8, 2020 to but excluding December 15, 2025 at a fixed rate of 2.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2021, and (ii) from and including, December 15, 2025, to but excluding, the maturity date or earlier redemption date, the interest rate will reset quarterly at an annual floating rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR), plus 248.5 basis points, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2026. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark rate shall be deemed to be zero.

We may, at our option, beginning on December 15, 2025, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. Any partial redemption will be made pro rata among all of the holders of the Notes. The Notes will not be convertible or exchangeable.

The Notes are unsecured and there is no sinking fund for the Notes. The Notes will be senior unsecured obligations of ours and will rank equally with all our existing and future senior unsecured indebtedness and senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the Notes. The Notes will be obligations of WSFS Financial Corporation only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Public Offering Price(1)	Underwriting Discounts(2)	Proceeds to Us (Before Expenses)
Per Note	100%	1%	99%
Total	$150,000,000	$1,500,000	$148,500,000
(1)	Plus accrued interest, if any, from and including the original issue date.
(2)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See the section of this prospectus supplement entitled “Underwriting” for details.

Investing in the Notes involves risks. See the section of this prospectus supplement entitled “Risk Factors” beginning on page S-8 and contained in our Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q, which are incorporated herein by reference.

None of the United States Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Notes will not be savings accounts, deposits or other obligations of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The underwriters expect to deliver the Notes in book-entry form only, through the facilities of The Depository Trust Company and its participants on or about December 8, 2020, against payment therefor in immediately available funds. See the section of this prospectus supplement entitled “Underwriting” for details.

Piper Sandler	Joint Book-Running Managers	Keefe, Bruyette &Woods, A Stifel Company
Co-Manager Boenning & Scattergood, Inc.

The date of this prospectus supplement is December 3, 2020.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and certain other matters relating to us and our financial condition. This prospectus supplement also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part of this document is the accompanying prospectus, dated December 18, 2019, which is included as part of our automatic shelf registration statement on Form S-3 (File No. 333-235572). That registration statement and the accompanying prospectus provide more general information about securities that we and any selling stockholder may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the section of this prospectus supplement entitled “Where You Can Find More Information” before investing in the Notes.

As used in this prospectus supplement, “WSFS Financial,” “WSFS,” “the Company,” “we,” “us,” and “our” refer to WSFS Financial Corporation and do not refer to any subsidiary of WSFS Financial Corporation unless the context indicates otherwise.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information set forth in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Notes. We are not making any representation to you regarding the legality of an investment in the Notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. This prospectus supplement may be used only for the purpose for which it has been prepared. We have not, and the underwriters have not, authorized anyone to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement or to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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Special Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus contain, and future oral and written statements of the Company and its management may contain estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to:

•	difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels and slowdowns in economic growth, including as a result of the novel coronavirus, or COVID-19, pandemic;
•	possible additional loan losses and impairment of the collectability of loans, particularly as a result of the COVID-19 pandemic and the policies and programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, including its automatic loan forbearance provisions and the Company’s Paycheck Protection Program (PPP) lending activities;
•	the economic and financial impact of federal, state and local emergency orders and other actions taken in response to the COVID-19 pandemic;
•	the Company’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums;
•	changes in market interest rates, which may increase funding costs and reduce earning asset yields and thus reduce margin;
•	the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio;
•	the credit risk associated with the substantial amount of commercial real estate, construction and land development and commercial and industrial loans in the Company’s loan portfolio;
•	the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations and potential expenses associated with complying with such regulations;
•	the Company’s ability to comply with applicable capital and liquidity requirements (including the effect of the transition to the Current Expected Credit Losses (“CECL”) methodology for allowances and related adjustments), including its ability to generate liquidity internally or raise capital on favorable terms;
•	possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes;
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•	any impairments of the Company’s goodwill or other intangible assets;
•	conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, that may limit the Company’s access to additional funding to meet its liquidity needs;
•	the intention of the United Kingdom’s Financial Conduct Authority to cease support of London Inter-Bank Offered Rate (“LIBOR”) and the transition to an alternative reference interest rate, including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts;
•	the success of the Company’s growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage, small business and Small Business Administration portfolios;
•	the successful integration of acquisitions;
•	the Company’s ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company’s products and services and related Customer disintermediation;
•	negative perceptions or publicity with respect to the Company generally and, in particular, the Company’s trust and wealth management business;
•	failure of the financial and operational controls of the Company’s Cash Connect® division;
•	adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings;
•	the Company’s reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties;
•	system failures or cybersecurity incidents or other breaches of the Company’s network security, particularly given widespread remote working arrangements;
•	the Company’s ability to recruit and retain key Associates;
•	the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally;
•	the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks;
•	the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage);
•	possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes;
•	possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 pandemic, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate;
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•	regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its stockholders;
•	any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and
•	other risks and uncertainties, including those discussed in this prospectus supplement and the accompanying prospectus and in other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) from time to time.

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law.

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Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement, which are described in the section of this prospectus entitled “Incorporation of Certain Information by Reference,” and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. You should pay special attention to the section entitled “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein and in the accompanying prospectus, to determine whether an investment in the Notes is appropriate for you.

WSFS Financial Corporation

WSFS Financial Corporation is a savings and loan holding company headquartered in Wilmington, Delaware. Substantially all of our assets are held by our subsidiary, Wilmington Savings Fund Society, FSB (“WSFS Bank” or the “Bank”), one of the ten oldest bank and trust companies continuously operating under the same name in the United States. At $13.8 billion in assets and $23.1 billion in assets under management (“AUM”) and assets under administration (“AUA”) as of September 30, 2020, WSFS Bank is also the largest bank and trust company headquartered in the Delaware Valley. As a federal savings bank, which was formerly chartered as a state mutual savings bank, WSFS Bank enjoys a broader scope of permissible activities than most other types of financial institutions. A fixture in the community, we have been in operation for more than 188 years. In addition to our focus on stellar customer service, we have continued to fuel growth and remain a leader in our community. We are a relationship-focused, locally-managed, community banking institution. Our mission is simple: “We Stand for Service.” Our strategy of “Engaged Associates, living our culture, making a better life for all we serve” focuses on exceeding customer expectations, delivering stellar experiences and building customer advocacy through highly-trained, relationship-oriented, friendly, knowledgeable and empowered Associates.

We currently have six consolidated subsidiaries: WSFS Bank, WSFS Wealth Management, LLC, WSFS Capital Management, LLC, Cypress Capital Management, LLC, Christiana Trust Company of Delaware and WSFS SPE Services, LLC. We also have one unconsolidated subsidiary, WSFS Capital Trust III.

Our banking business had a total loan and lease portfolio of $9.3 billion as of September 30, 2020, which was funded primarily through commercial relationships and retail and customer generated deposits. We have built a $7.3 billion commercial loan and lease portfolio as of September 30, 2020 by recruiting seasoned commercial lenders in our markets, offering the high level of service and flexibility typically associated with a community bank, and through acquisitions. As of September 30, 2020, we service our Customers primarily from 115 offices located in Pennsylvania (54), Delaware (43), New Jersey, (16), Virginia (1) and Nevada (1), our ATM network, our website at www.wsfsbank.com and our mobile app.

Our business has three reporting segments: WSFS Bank, Cash Connect and Wealth Management. The WSFS Bank segment provides loans and other financial products to commercial and retail customers. Our Cash Connect® business is a premier provider of ATM vault cash, smart safe (safes that automatically accept, validate, record and hold cash in a secure environment) and other cash logistics services in the U.S. Cash Connect® manages over $1.4 billion in total cash and services approximately 28,000 non-bank ATMs and approximately 4,300 smart safes nationwide as of September 30, 2020. Our Wealth Management business provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses.

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Our principal executive office is located at 500 Delaware Avenue, Wilmington, Delaware 19801, and our telephone number is (302) 792-6000.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement. See the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We maintain an Internet website at www.wsfsbank.com. The references to our website herein are not intended to be active links and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus supplement or any other filings we make with the SEC.

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The Offering

The following description contains basic information about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of the Notes, this offering and our business, you should carefully read this entire prospectus supplement and the accompanying prospectus, particularly the section of this prospectus supplement entitled “Description of the Notes” and the sections entitled “Risk Factors” beginning on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer:	WSFS Financial Corporation
Securities offered:	2.75% Fixed-to-Floating Rate Senior Notes due 2030.
Principal amount offered:	$150,000,000
Maturity date:	December 15, 2030, unless previously redeemed.
Reference Benchmark:	UST 0.875%, due November 15, 2030
Benchmark Yield:	0.91%
Spread to Benchmark:	+184 bps
Yield to Investors:	2.75%
Issue price:	100% plus accrued interest, if any, from and including December 8, 2020.
Interest rate:

2.75% per annum, from and including December 8, 2020 to but excluding December 15, 2025, payable semi-annually in arrears. From and including December 15, 2025 to but excluding the maturity date or earlier redemption date, the interest rate shall reset quarterly at an annual floating rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR), plus 248.5 basis points, payable quarterly in arrears. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark rate shall be deemed to be zero.

For each floating rate interest period during the Floating Rate Period (as defined in the section of this prospectus supplement entitled “Description of the Notes”) when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions (each as defined in the section of this prospectus supplement entitled “Description of the Notes”).

If the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the section of

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this prospectus supplement entitled “Description of the Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions in the section of this prospectus supplement entitled “Description of the Notes—Effect of Benchmark Transition Event,” which are referred to herein as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the Notes for each floating rate interest period during the Floating Rate Period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for such interest period and all subsequent floating rate interest periods during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement (as defined in the section of this prospectus supplement entitled “Description of the Notes”) plus 248.5 basis points.
Interest payment dates:	June 15 and December 15 of each year to and including December 15, 2025 and quarterly thereafter on March 15, June 15, September 15, and December 15 of each year through the maturity date or earlier redemption date. The first interest payment will be made on June 15, 2021, all as more fully described under the section of this prospectus entitled “Description of the Notes—Interest.”
Record dates:	Interest on the Notes will be payable to the holder of record as of the close of business on June 1 and December 1 (whether or not a business day) immediately preceding the applicable interest payment date through December 15, 2025. Thereafter, through the maturity date or earlier redemption date, interest on the Notes will be payable to the holder of record as of the close of business on March 1, June 1, September 1, and December 1 of each year (whether or not a business day) immediately preceding the applicable interest payment date.
Optional redemption:	WSFS may, at its option, beginning with the interest payment date of December 15, 2025 and on any interest payment date thereafter, redeem the Notes issued thereby, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to but excluding the date of redemption. The Notes will not be entitled to the benefit of any sinking fund. The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.
Subordination; ranking:	The Notes will be senior unsecured indebtedness of WSFS and rank equally with its other senior unsecured indebtedness and will be effectively subordinated to secured indebtedness and structurally subordinated to the indebtedness of its subsidiaries. As of September 30, 2020, WSFS had no outstanding secured debt, $98.8 million in senior unsecured debt and its subsidiaries’ direct borrowings and deposit liabilities totaled approximately $11.5 billion.
Events of default; remedies:	The Notes will contain events of default, the occurrence of which may result in the acceleration of WSFS’s obligations under the Notes in certain circumstances.

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Denomination; form:	WSFS will issue the Notes only in denominations of $1,000 and integrals of $1,000 in excess thereof. The Notes will be evidenced by a global note deposited with the Trustee for the Notes, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes—General” and “—Book-Entry Delivery and Settlement.”
Further issuances:	WSFS may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional Notes in the future with the same terms as the Notes, except for the issue date and offering price, and such additional Notes shall be consolidated with the Notes issued in this offering and form a single series.
Use of proceeds:	We estimate that the net proceeds to us from the sale of the Notes, after deduction of estimated underwriting discounts and commissions and estimated expenses payable by us, will be approximately $147,923,135, and will be used by us for general corporate purposes including, but not limited to, financing organic growth, acquisitions, repurchases of common stock, and redemption of outstanding indebtedness. See the section of this prospectus entitled “Use of Proceeds.”
Trustee:	U.S. Bank National Association will act as the Trustee under the Indenture (as defined in the section of this prospectus supplement entitled “Description of the Notes”) governing the Notes.
Calculation Agent:	We will appoint a Calculation Agent for the Notes prior to the commencement of the Floating Rate Period. We anticipate being the initial Calculation Agent.
Listing:	The Notes will not be listed on any national securities exchange or quoted on any automated quotation system. Currently, there is no public trading market for the Notes.
Risk factors:	Before making a decision to invest in the Notes, you should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the section of this prospectus supplement entitled “Risk Factors” beginning on page S-8, as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent Quarterly Reports on Form 10-Q, each incorporated by reference herein, to read about the risks that you should consider before making a decision to invest in the Notes.
Governing law:	The Indenture and the Notes will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

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Selected Historical Consolidated Financial Data

The following selected consolidated financial information for us:

•	as of and for the nine months ended September 30, 2020 and 2019 is derived from our unaudited consolidated financial statements and related notes incorporated by reference herein;
•	as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, is derived from our audited consolidated financial statements and related notes incorporated by reference herein; and
•	as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015, is derived from our audited consolidated financial statements and related notes, none of which are incorporated by reference herein.

The selected operating data presented below for the nine months ended September 30, 2020 and 2019 are not necessarily indicative of a full year’s operations. This information is qualified in its entirety by and should be read in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each of which is incorporated by reference into this prospectus supplement.

	As of September 30,		As of December 31,
(Dollars in thousands, except per share and branch data)	2020	2019	2019	2018	2017	2016	2015
Total assets	$13,830,108	$12,272,673	$12,256,302	$7,248,870	$6,999,540	$6,765,270	$5,584,719
Net loans	9,254,785	8,548,140	8,508,336	4,889,237	4,807,373	4,499,157	3,795,141
Investment securities	2,448,531	2,043,782	2,078,515	1,355,029	998,685	958,266	886,891
Other investments	28,329	92,832	91,350	57,662	52,863	48,887	34,798
Total deposits	11,391,345	9,533,193	9,586,857	5,640,431	5,247,604	4,738,438	4,016,566
Borrowings	38,515	389,221	323,672	534,389	772,624	1,048,386	812,200
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011	67,011	67,011
Senior debt	98,768	98,551	98,605	98,388	98,171	152,050	53,757
Noncontrolling Interest	(2,197)	(535)	(815)	—	—	—	—
Stockholders’ equity of WSFS	1,863,499	1,856,992	1,850,306	820,920	724,345	687,336	580,471
Number of full-service branches	90	93	93	58	58	60	51

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Interest income	$383,108	$383,742	$521,092	$292,973	$254,726	$216,578	$182,576
Interest expense	40,154	56,363	76,144	46,499	33,455	22,833	15,776
Net interest income	342,954	327,379	444,948	246,474	221,271	193,745	166,800
Noninterest income	154,393	146,339	188,109	162,541	124,644	105,061	90,256
Noninterest expenses	275,471	315,001	413,127	225,047	226,461	188,666	165,460
Provision for credit losses	154,116	23,970	25,560	13,170	10,964	12,986	7,790
Provision for income taxes	14,181	32,253	46,452	36,055	58,246	33,074	30,273
Net Income	$53,579	$102,494	$147,918	$134,743	$50,244	$64,080	$53,533
Net loss attributed to noncontrolling interest	(1,382)	(611)	(891)	—	—	—	—
Net income attributable to WSFS	$54,961	$103,105	$148,809	$134,743	$50,244	$64,080	$53,533

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	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Earnings per share allocable to common stockholders:
Basic	$1.08	$2.13	$3.02	$4.27	$1.60	$2.12	$1.88
Diluted	$1.08	$2.12	$3.00	$4.19	$1.56	$2.06	$1.85
Interest rate spread	3.76%	4.18%	4.15%	3.87%	3.81%	3.79%	3.79%
Net interest margin	3.97%	4.47%	4.44%	4.09%	3.95%	3.88%	3.87%
Efficiency ratio	55.29%	66.36%	65.13%	54.84%	64.91%	62.52%	63.80%
Noninterest income as a percentage of total revenue	30.99%	30.83%	29.66%	39.61%	35.72%	34.81%	34.80%
Return on average assets	0.57%	1.23%	1.30%	1.92%	0.74%	1.06%	1.05%
Return on average equity	3.99%	8.57%	8.91%	17.63%	6.92%	10.03%	10.24%
Return on average tangible common equity(1)	6.44%	12.98%	13.48%	23.72%	9.73%	12.84%	11.92%
Average equity to average assets	14.20%	14.33%	14.56%	10.90%	10.64%	10.57%	10.31%
Tangible common equity to tangible assets(1)	9.82%	10.98%	10.97%	8.99%	7.87%	7.55%	8.84%
Ratio of nonperforming assets to total assets	0.32%	0.46%	0.32%	0.66%	0.84%	0.60%	0.71%
Ratio of allowance for credit losses to total gross loans	2.47%	0.56%	0.56%	0.81%	0.84%	0.89%	0.98%
Ratio of allowances for credit losses to nonaccruing loans	901%	124%	208%	132%	111%	174%	175%
Ratio of charge-offs to average gross loans	0.07%	0.27%	0.22%	0.29%	0.22%	0.25%	0.29%

(1)	As used in this prospectus supplement, return on average tangible common equity and tangible common equity to tangible assets are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these non-GAAP financial measures to their comparable measures under United States generally accepted accounting principles (“GAAP”), see “—Non-GAAP Reconciliations” below.

Non-GAAP Reconciliations

	For the Nine Months Ended September 30,		For the Year Ended December 31,
Calculation of return on average tangible common equity:	2020	2019	2019	2018	2017	2016	2015
GAAP net income (loss) attributable to WSFS	$54,961	$103,105	$148,809	$134,743	$50,244	$64,080	$53,533
Plus: Tax effected amortization of intangible assets	6,391	5,252	7,373	2,164	1,915	1,587	1,180
Net tangible income (loss) (non-GAAP)	$61,352	$108,357	$156,182	$136,907	$52,159	$65,667	$54,713
Average stockholders’ equity of WSFS	$1,838,087	$1,608,375	$1,670,869	$764,489	$725,763	$638,624	$522,874
Less: average goodwill and intangible assets	564,596	492,474	512,187	187,297	189,784	127,168	63,887
Net average tangible common equity	$1,273,491	$1,115,901	$1,158,682	$577,192	$535,979	$511,456	$458,987
Return on average tangible common equity (non-GAAP)	6.44%	12.98%	13.48%	23.72%	9.73%	12.84%	11.92%
Calculation of tangible common equity to tangible assets ratio:
Total assets	$13,830,108	$12,272,673	$12,256,302	$7,248,870	$6,999,540	$6,765,270	$5,584,719
Less: Goodwill and other intangible assets	559,806	571,850	568,745	186,023	188,444	191,247	95,295
Total tangible assets	$13,270,302	$11,700,823	$11,687,557	$7,062,847	$6,811,096	$6,574,023	$5,489,424
Total stockholders’ equity of WSFS	$1,863,499	$1,856,992	$1,850,306	$820,920	$724,345	$687,336	$580,471
Less: Goodwill and other intangible assets	559,806	571,850	568,745	186,023	188,444	191,247	95,295
Total tangible common equity (non-GAAP)	$1,303,693	$1,285,142	$1,281,561	$634,897	$535,901	$496,089	$485,176
Tangible common equity to tangible assets ratio (non-GAAP)	9.82%	10.98%	10.97%	8.99%	7.87%	7.55%	8.84%

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Risk Factors

An investment in the Notes involves risks. Before deciding to invest in the Notes, you should carefully read and consider the risks described below, together with the other risks and uncertainties in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and accompanying prospectus, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the Notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Risks Related to this Offering and the Notes

Although the Notes are “senior notes,” they will be effectively subordinated to our secured indebtedness, are not obligations of our subsidiaries and are structurally subordinated to all of the liabilities of our subsidiaries. Effective and structural subordination increases the risk that we will be unable to meet our obligations on the Notes when they mature.

The Notes are unsecured and therefore will effectively be subordinated to any secured indebtedness we currently have outstanding or may incur in the future, to the extent of the value of the assets securing such indebtedness. As of September 30, 2020, we had no outstanding secured debt. The Indenture does not limit the incurrence of additional indebtedness by us, including indebtedness senior to the Notes, or by our subsidiaries. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the Notes.

The Notes will be our obligations only, are not obligations of or deposits in WSFS Bank or our other subsidiaries, and are not insured by any government or private agency. The Notes will not be guaranteed by any of our subsidiaries. In addition, the Notes will be structurally subordinated to all indebtedness and existing and future liabilities, including trade payables and lease obligations, of each of our present and future subsidiaries. Our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or reorganization or otherwise, and thus your ability as a holder of the Notes to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders (if any) and creditors of such subsidiary, except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. This includes WSFS Bank’s deposit liabilities. Our present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the Notes. As of September 30, 2020, we had $98.8 million in senior unsecured debt and our subsidiaries’ direct borrowings, including deposit liabilities, totaled approximately $11.5 billion.

There are limited covenants in the Indenture.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected.

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Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting our ability to satisfy our obligations with respect to the Notes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	putting us at a disadvantage compared to competitors with less indebtedness.

In addition, we are not restricted under the Indenture from granting security interests in our assets, except to the extent described in the sections of this prospectus supplement entitled “Description of the Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “Description of the Notes—Certain Covenants,” or from paying dividends or issuing or repurchasing securities.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience material adverse changes in our financial condition or results of operations. You are also not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described in the sections of this prospectus supplement entitled “Description of the Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “Description of the Notes—Certain Covenants.”

For these reasons, you should not consider the covenants in the Indenture a significant factor in evaluating whether to invest in the Notes.

WSFS Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making principal and interest payments due on our debt obligations, including our obligations under the Notes.

The Notes will be exclusively our obligations and not those of our subsidiaries. We are a savings and loan holding company currently regulated by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and almost all of our operating assets are owned by WSFS Bank. We rely primarily on dividends from WSFS Bank to pay cash dividends to our stockholders, to engage in share repurchase programs and to pay principal and interest on our debt obligations.

The Office of the Comptroller of the Currency (“OCC”) regulates capital distributions, such as dividends, by WSFS Bank directly or indirectly to us, including dividend payments. As the subsidiary of a savings and loan association holding company, WSFS Bank must file an application or notice with the OCC prior to a proposed capital distribution. In addition, as the subsidiary of a savings and loan holding company, WSFS Bank must file a notice with and not receive an objection from the Federal Reserve before declaring a dividend.

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In addition, WSFS Bank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements. Under the prompt corrective action provisions of the Federal Deposit Insurance Act (“FDIA”), an insured depository institution such as WSFS Bank is prohibited from making a capital distribution, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by WSFS Bank also may be restricted at any time at the discretion of the OCC if it deems the payment to constitute an unsafe or unsound banking practice. Based on WSFS Bank’s current financial condition, we do not expect the regulatory limitations will have any impact on our ability to obtain dividends from WSFS Bank. However, there can be no assurance that WSFS Bank will be able to pay dividends at past levels, or at all, in the future.

In addition to regulatory restrictions on the payment of dividends, WSFS Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of WSFS Bank. These restrictions generally prevent affiliates of WSFS Bank, including us, from borrowing from WSFS Bank, unless certain types of collateral secure the extension of credit and the credit is extended on arms’ length terms. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of WSFS Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of WSFS Bank’s capital stock and surplus.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the Notes.

Our ability to make payments on and to refinance our indebtedness, including the Notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to provide new loans or other products or to fund our obligations to existing customers and otherwise implement our business plans, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. As a result, we may be unable to meet our scheduled debt service obligations. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

The Notes will not be insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality.

The Notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the FDIC, or any other governmental agency or instrumentality.

The price at which you will be able to sell your Notes in any secondary market prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the Notes in any secondary market will be affected by the supply and demand of the Notes, the interest rate, the ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors may have an impact on the market value of the Notes.

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United States interest rates. We expect that the market value of the Notes will be affected by changes in United Sates interest rates. In general, if United States interest rates increase, the market value of the Notes may decrease.

Our credit rating, financial condition and results. Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the Notes.

General economic conditions. General economic conditions may affect the market value of the Notes.

The market for similar securities. The market for similar securities may affect the market value of the Notes.

The impact of one of the factors above, such as the increase in United States interest rates, may offset some or all of any change in the market value of the Notes attributable to another factor, such as an improvement in our credit rating.

Holders of the Notes will have limited rights if there is an event of default.

For all types of default, including default in the payment of principal or interest on the Notes or in the performance of any of our other obligations under the Notes, the acceleration of the principal amount of the Notes can only be activated by the Trustee or the holders of at least 25% in principal amount of the outstanding Notes.

We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the Notes as described in the section of this prospectus supplement entitled “Description of the Notes—Optional Redemption.” It is more likely we will redeem the Notes after December 15, 2025 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their stated maturity date, holders of the Notes may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance as to whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price that you receive for your Notes or your ability to sell your Notes at all.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect the market price of the Notes.

The Notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be difficult for you to sell your Notes. We do not intend to list the Notes on any securities exchange or to apply to have the Notes quoted on any automated dealer quotation system. A market for the Notes may not develop, and if such a market does develop, such market may not continue to exist or provide liquidity for the Notes following the offering or provide a market at prices for the Notes acceptable to investors. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely

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affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

Many factors affect the trading market for, and the trading value of, the Notes. These factors include: the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of Notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and public health outbreaks (including COVID-19) and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

Our credit ratings may not reflect all risks of an investment in the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

The amount of interest payable on the Notes will vary after December 15, 2025.

As the interest rate of the Notes will be calculated based on the Benchmark rate (which is expected to be Three-Month Term SOFR (each subject to the provisions described in the section of this prospectus supplement entitled “Description of the Notes”)) from and including December 15, 2025 through the maturity date or earlier redemption date and Three-Month Term SOFR is a floating rate, the interest rate on the Notes will vary after December 15, 2025 at an annual floating rate equal to Three-month Term SOFR, as determined quarterly on the determination date for the applicable interest period, plus 248.5 basis points. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero. The annual interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if the Benchmark increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the notes. In recent years, interest rates have been volatile, and that volatility may occur in the future.

Any failure of Secured Overnight Funding Rate (“SOFR”) to gain market acceptance could adversely affect holders of the Notes.

The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur). SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury bilateral U.S. Treasury repurchase agreement (“repo”) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a

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result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a comparable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the yield on, value of, and market for the Notes.

Investors should not rely on indicative or historical data concerning SOFR.

The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement, which is Compounded SOFR plus the Benchmark Replacement Adjustment). In the following discussion of SOFR, when we refer to the Notes, we mean the Notes at any time during the period when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus repo transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations, and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices, or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to other rates.

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Changes in SOFR could adversely affect the amount of interest that accrues on the Notes and the trading prices for Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation, or publication. There is no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the Notes during the Floating Rate Period, which may adversely affect the trading prices of the Notes. Further, if the Benchmark on the Notes during the Floating Rate Period on any determination date declines to zero or becomes negative, the Benchmark will be deemed to equal zero. In addition, once the Benchmark for the Notes for each floating rate interest period during the Floating Rate Period is determined by the Calculation Agent on the determination date, interest on the Notes shall accrue at such Benchmark plus 248.5 basis points per annum for the applicable floating rate interest period and will not be subject to change during such interest period. There is no assurance that changes in SOFR will not have a material adverse effect on the yield on, value of, and market for the Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve and FRBNY announced SOFR as its recommended alternative to LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for LIBOR.

The interest rate for the Notes during the Floating Rate Period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the Notes, the interest rate on the Notes for each floating rate interest period during the Floating Rate Period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the Alternative Reference Rates Committee. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of, and market for the Notes. If, at the commencement of the Floating Rate Period for the Notes, the Relevant Governmental Body (as defined in the section of this prospectus supplement entitled “Description of the Notes”) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the Floating Rate Period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Notes, the Calculation Agent is expressly authorized to make determinations, decisions, or elections with respect to technical, administrative, or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes, which are

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defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, the Calculation Agent will need to determine the manner and timing for its determination of the applicable Three-Month Term SOFR during the Floating Rate Period. The determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Notes during the Floating Rate Period, which could adversely affect the return on, value of, and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the Notes for such interest period and all subsequent floating rate interest periods during the Floating Rate Period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment) plus 248.5 basis points. However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate (as defined in the section of this prospectus supplement entitled “Description of the Notes”), which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Notes.

Under the benchmark transition provisions of the Notes, if Three-Month Term SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body determining Compounded SOFR, (ii) the Relevant Governmental Body that selects or recommends the alternative rate for the then-current Benchmark for the applicable Corresponding Tenor (as defined in the section of this prospectus entitled “Description of the Notes”), (iii) the International Swaps and Derivatives Association, or (iv) in certain circumstances, the Calculation Agent (which will initially be the Company). In addition, the benchmark transition provisions expressly authorize the Calculation Agent to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of floating rate interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any floating rate interest period during the Floating Rate Period, which could adversely affect the yield on, value of, and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

Any market for SOFR-linked debt securities may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or be sustained and, even if a trading market does develop, it may be illiquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the

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Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities similar to the Notes, the trading price of the Notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to SOFR (as the Notes will be) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the Notes.

We anticipate being the initial Calculation Agent and may have economic interests adverse to the interests of the holders of the notes.

The Calculation Agent will determine the interest rate during the Floating Rate Period. We anticipate being the initial Calculation Agent for the notes, and we cannot assure you that we will appoint an independent third-party Calculation Agent at any time. Any exercise of discretion by us under the terms of the notes, including, without limitation, any discretion exercised by us or by an affiliate acting as Calculation Agent, could present a conflict of interest. In making the required determinations, decisions, and elections, we or an affiliate of ours acting as Calculation Agent may have economic interests that are adverse to the interests of the holders of the notes, and those determinations, decisions, or elections could have a material adverse effect on the yield on, value of, and market for the notes. All determinations, decisions, or elections by us, or by us or an affiliate acting as Calculation Agent under the terms of the notes will be conclusive and binding absent manifest error.

You will have no rights against the publishers of SOFR.

You will have no rights against the publishers of SOFR, even though the amount you receive on each interest payment date after December 15, 2025 will depend upon the level of Three-Month Term SOFR. The publishers of SOFR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

Changes in our credit ratings may adversely affect your investment in the Notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

One or more rating agencies regularly evaluate us and WSFS Bank, and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the Notes and increase our borrowing costs.

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Use of Proceeds

We estimate the net proceeds to us from the sale of the Notes, after deducting discounts and commissions and estimated offering expenses payable by us, will be approximately $147,923,135. We intend to use the net proceeds for general corporate purposes including, but not limited to, financing organic growth, acquisitions, repurchases of common stock, and redemption of outstanding indebtedness. The precise amounts and timing of the application of the net proceeds from this offering depend upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Our management will have broad discretion in the application of the net proceeds from this offering. Pending such use of the net proceeds, we may invest the proceeds in, among other things, highly liquid short-term securities.

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Capitalization

The following table sets forth our consolidated capitalization at September 30, 2020:

•	on an actual basis; and
•	as adjusted to give effect to the sale of $150,000,000 aggregate principal amount of the Notes offered hereby, after deducting the underwriting discount and the amount of estimated offering expenses payable by us.

You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, included and incorporated by reference in this prospectus supplement.

	As of September 30, 2020
(Dollars in thousands except share data)	Actual	As Adjusted
Debt
4.50% Fixed-to-Floating Rate Senior Notes due 2026	$98,768	$98,768
2.75% Fixed-to-Floating Rate Senior Notes due 2030	—	147,923
Federal Home Loan Bank advances	16,751	16,751
Trust preferred borrowings	67,011	67,011
Other borrowed funds	21,764	21,764
Total debt	$204,294	$352,217
Stockholders’ Equity
Common stock, $0.01 par value (90,000,000 shares authorized; 57,546,564 shares issued and 50,673,444 shares outstanding)	576	576
Capital in excess of par value	1,051,627	1,051,627
Accumulated other comprehensive income	66,595	66,595
Retained earnings	923,651	923,651
Treasury stock at cost (6,873,120 shares)	(178,950)	(178,950)
Total stockholders’ equity of WSFS	1,863,499	1,863,499
Noncontrolling interest	(2,197)	(2,197)
Total stockholders’ equity	$1,861,302	$1,861,302
Total capitalization	$2,065,596	$2,213,519
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Description of the Notes

The 2.75% Fixed-to-Floating Rate Senior Notes due December 15, 2030 offered by this prospectus supplement, referred to in this section as the Notes, are a series of “senior debt securities” of WSFS. The Notes will be issued under a senior debt securities indenture (the “Base Indenture”, as supplemented by the Third Supplemental Indenture, the “Indenture”), dated August 27, 2012, between us and U.S. Bank National Association, a national banking association, as trustee (the “Trustee” or “U.S. Bank”), as supplemented by a third supplemental indenture (the “Third Supplemental Indenture”) between us and U.S. Bank, to be dated on or about December 8, 2020, with respect to the Notes.

Capitalized terms used in this section but not defined have the meanings given to those terms in the Indenture. You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes.

In this section “Description of the Notes,” the “Company,” “WSFS,” “we,” “our,” or “us” refer only to WSFS Financial Corporation and not to any of its subsidiaries.

General

The Notes will be senior unsecured indebtedness of WSFS and will be issued as a separate series of senior debt securities under the Indenture in an initial aggregate principal amount of $150,000,000 and will mature at 100% of their principal amount on December 15, 2030 (the “Maturity Date”). Except as described below under “—Book-Entry Delivery and Settlement,” the Notes will be issued in book-entry-only form, represented by a global note registered in the name of Cede & Co, as the nominee of The Depository Trust Company (“DTC”), and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Currently, there is no public market for the Notes and we do not intend to apply for the listing of the Notes on any securities exchange. The Notes will be issued pursuant to the Indenture.

We may, from time to time, without notice to or the consent of any of the holders of the Notes, create and issue additional senior debt securities so that those additional senior debt securities would form a single series with the Notes (the “same-series debt securities”), or that would form a new series of senior debt securities. Such same-series debt securities would have the same terms as the Notes in all respects, except for the issue date, the issue price, the interest payment accruing prior to the issue date, and the initial interest payment date. The Notes offered by this prospectus supplement and any same-series debt securities would rank equally and ratably and would have the same terms as to status, redemption or otherwise as the Notes, and be treated as a single series of debt securities for all purposes under the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the Notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note. See the section “—Book-Entry Delivery and Settlement” in this prospectus supplement for more information.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” below.

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The Notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by us at the option of the holders. In addition, the Notes will not be convertible into, or exchangeable for, any other securities. Payment of principal on the Notes may be accelerated in the case of certain events. See “—Events of Default; Waiver.”

The Notes will not be savings accounts, deposits or other obligations of any of our subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We may from time to time purchase the Notes in the open market or otherwise.

Interest

The Notes will bear interest at a fixed rate of 2.75% per annum from and including December 8, 2020, to but excluding December 15, 2025 (the “Fixed Rate Period”). During the Fixed Rate Period, interest on the Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2021 (each such date a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date will be December 15, 2025. The interest payable during the Fixed Rate Period will be paid to each holder in whose name a note is registered at the close of business on June 1 and December 1 immediately preceding the applicable Fixed Rate Interest Payment Date.

From and including December 15, 2025 to but excluding the Maturity Date or earlier redemption date (the “Floating Rate Period”) the Notes will bear interest at a floating rate per annum, reset quarterly, equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 248.5 basis points.

For each quarterly interest period during the Floating Rate Period, interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year through the Maturity Date or earlier redemption date (each such date, a “Floating Rate Interest Payment Date,” together with a “Fixed Rate Interest Payment Date,” an “Interest Payment Date”). The first Floating Rate Interest Payment Date for the Floating Rate Period will be March 15, 2026. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero. The interest payable during the Floating Rate Period will be paid to each holder in whose name a note is registered at the close of business on the March 1, June 1, September 1 and December 1 immediately preceding the applicable Floating Rate Interest Payment Date.

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months during the Fixed Rate Period and on the basis of a 360-day year and the actual number of days elapsed during the Floating Rate Period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable. If a Fixed Rate Interest Payment Date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments. If a Floating Rate Interest Payment date falls on a day that is not a business day, then such Floating Rate Interest Payment Date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day. The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed.

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Interest on the Notes will be payable to the person in whose name such note is registered on the fifteenth day immediately preceding the applicable Interest Payment Date, whether or not such day is a business day. If we default in a payment of interest on the Notes, we will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the persons who are holders on a subsequent special record date that we establish. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable.

The following definitions apply to the expected Benchmark rate of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is

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not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” and have the meanings set forth below under the heading “— Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “— Effect of Benchmark Transition Event,” which we refer to as the “Benchmark Transition Provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the Floating Rate Period. In accordance with the Benchmark Transition Provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 248.5 basis points.

Absent manifest error, the Calculation Agent’s determination of the interest rate for an interest period for the Notes will be final and binding on you, the Trustee and us. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the Calculation Agent’s principal offices, will be made available to any holder of the Notes upon request and will be provided to the Trustee.

If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period will be modified in accordance with the Benchmark Transition Provisions.

The Trustee will have no responsibility for the Three-Month Term SOFR Conventions, selection of an alternative reference rate to Three-Month Term SOFR, determination or calculation of a Benchmark Replacement, or determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred. The Trustee may rely conclusively on all notices from us or the Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes, and the Trustee will not be responsible or liable for the actions, omissions, failure or delay in performance by the Calculation Agent. The Trustee may conclusively rely upon determinations made by the Calculation Agent and on certificates, opinions or other documents furnished to it under the Indenture and will have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee will have no responsibility for monitoring our compliance with any of the covenants under the Indenture.

Effect of Benchmark Transition Event

Benchmark Replacement. If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.

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Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)	the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor;

(3)	the ISDA Fallback Rate; or

(4)	the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Period,” timing and frequency of determining rates with respect to each Floating Rate Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

If the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and

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conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 248.5 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Federal Reserve Bank of New York’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “— Interest.”

Determinations and Decisions

The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the Benchmark Transition Provisions. Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes and the Trustee absent manifest error;

•	if made by us as Calculation Agent, will be made in our sole discretion;

•	if made by a Calculation Agent other than us, will be made after consultation with us, and the Calculation Agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the Notes, the Trustee or any other party.

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If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then we will make that determination, decision or election on the same basis as described above.

Calculation Agent

We will appoint a Calculation Agent for the Notes prior to the commencement of the Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any holder of the Notes upon request. In addition, we or an affiliate of ours may assume the duties of the Calculation Agent. We anticipate being the initial Calculation Agent.

Methods of Receiving Payments on the Notes

The Notes will be payable as to principal and interest at the office or agency of the Trustee (which may be us), or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to Notes a holder of which owns at least $10 million aggregate principal amount of Notes and has given wire transfer instructions to the paying agent or us at least 10 business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption

We may, at our option, beginning with the Interest Payment Date on December 15, 2025, and on any Floating Rate Interest Payment Date thereafter (each, a “Redemption Date”), redeem the Notes in whole or in part on at least 30 but not more than 60 days’ prior notice mailed to the holders of the Notes. The Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

On and after any Redemption Date, interest will cease to accrue on the Notes called for redemption. One business day prior to any Redemption Date, we are required to deposit with the Trustee or paying agent money sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on such Redemption Date.

Selection and Notice

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed among the holders of the Notes, on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate, subject to the rules and procedures of DTC. Notes and portions of Notes selected shall be in amounts of $1,000 or integral multiples of $1,000, except that if all of the Notes of a holder are to be redeemed, the entire outstanding amount of notes held by such holder will be redeemed.

Notice of redemption will be mailed by first class mail to each holder of Notes to be redeemed at its registered address at least 30 but no more than 60 days before the applicable Redemption Date, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If the Notes are to be redeemed in part, the notice of redemption will state the portion of the principal amount of that notice that is to be redeemed. A new global note in principal amount equal to the unredeemed portion of the original global note will be issued upon cancellation of the original global note. Notes called for redemption become due and payable on the date fixed for redemption.

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Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any installment of interest on the Notes when due and payable, and continuance of such default for a period of 30 days;
•	our default in the payment of all or part of the principal of the Notes when due and payable either on the Maturity Date, upon any redemption, by declaration of acceleration of maturity or otherwise;
•	our failure to perform any other covenant or agreement in the Indenture and the continuance of such failure to perform for a period of 90 days after notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes;
•	a court having jurisdiction in the premises enters a decree or order for relief in respect of us or a Material Subsidiary (as defined below) in an involuntary case or preceding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a decree or order adjudging us or a Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or a Material Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of us or a Material Subsidiary or for any substantial part of our property, or ordering the winding-up or liquidation of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;
•	we or a Material Subsidiary commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against us or a Material Subsidiary, or the filing by us or a Material Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by us or a Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or a Material Subsidiary or of any substantial part of our or its property, or the making by us or a Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by us or a Material Subsidiary in furtherance of any such action; or
•	a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a Material Subsidiary having an aggregate principal amount outstanding of at least $35,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or a Material Subsidiary having an aggregate principal amount outstanding of at least $35,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled. For purposes of this provision, obligations of us or a Material Subsidiary pursuant to a lease under which we or such Material Subsidiary is a lessee that are required (as opposed to elected to be treated) as capitalized leases under United States generally accepted accounting principles (“GAAP”) are excluded from the definition of indebtedness.
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A “Material Subsidiary” means WSFS Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 30% or more of our consolidated assets.

If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to us and the Trustee may declare the principal amount of the Notes together with accrued interest to the date of declaration, to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders of the outstanding Notes). The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the holders of all of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; we have paid or deposited with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses disbursements and advances of the Trustee, its agents and counsel; and all existing events of default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

The Indenture also provides that the holders of a majority in aggregate principal amount of the then outstanding Notes may on behalf of the holders of all of the Notes by notice to the Trustee waive any existing default with respect to the Indenture and its consequences, except (i) a continuing default or event of default in the payment of the principal of and interest on the Notes or (ii) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holders of all outstanding Notes.

The holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the rights of other holders of the Notes not joining in the giving of such direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action consistent with the Indenture relating to any such direction.

The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Except to receive payment of principal, premium, if any, or interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, a holder of a note may pursue any remedy with respect to the Indenture or such note only if:

•	such holder has previously given the Trustee written notice of a continuing event of default;
•	the holders of at least 25% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to pursue the remedy;
•	such holders offer and provide to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense;
•	the Trustee has not complied with such request within 60 days after receipt of the request and the offer and the provision of security or indemnity acceptable to the Trustee; and
•	the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

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Except in the case of a default or event of default in payment of principal of and interest on any note, the Trustee may withhold notice of a default or event of default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Within 30 days of any applicable officer becoming aware of any default or event of default, such officer is required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The Notes will be senior unsecured indebtedness of WSFS and rank equally with our other senior unsecured indebtedness, senior in right of payment to our trust preferred securities guarantees, senior in right of payment to our floating rate junior subordinated debentures due 2035, and will be effectively subordinated to our existing and future secured indebtedness. As of September 30, 2020, we had no outstanding secured debt and $98.8 million in senior unsecured debt. Since we are a holding company, our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of Notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of WSFS Bank, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of September 30, 2020, we had $98.8 million of outstanding senior debt and approximately $67.0 million of outstanding junior subordinated debt. As of September 30, 2020, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $11.5 billion.

Merger, Consolidation, Sale, Lease or Conveyance

We may not merge or consolidate with or into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•	we are the continuing corporation, or the successor corporation or the person that acquires all or substantially all of our assets is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and expressly assumes all our obligations under the Notes and the Indenture or assumes such obligations as a matter of law;
•	immediately after giving effect to such merger, consolidation, sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of the assets, there is no default (as defined above) or event of default under the Indenture; and
•	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the terms of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.
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Upon any such consolidation, merger, sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of the assets, the successor corporation formed by such consolidation, or into which we are consolidated or merged or to which such sale, lease or conveyance is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture. Thereupon, we will be relieved from any further liability or obligation under the Indenture and under the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, so long as any of the Notes are outstanding, the Indenture:

•	prohibits us from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing, and we cannot permit a Material Subsidiary or any of our other subsidiaries to, directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of shares of voting capital stock, or, in each case, securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of a Material Subsidiary; and
•	prohibits us from permitting a Material Subsidiary to issue any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock;

unless we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of a Material Subsidiary after giving effect to that transaction and to the issuance of the maximum number of shares of voting capital stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights. The covenant described in the second bullet above does not apply to any transaction of the type described above under “—Merger, Consolidation, Sale, Lease or Conveyance.”

Furthermore, we will not permit a Material Subsidiary to:

•	merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless, upon consummation of the merger or consolidation, we will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock;
•	lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless, upon such sale, assignment or transfer, we will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that corporation or other person; or
•	pay any dividend in a Material Subsidiary’s voting stock or make any other distribution in its voting stock, unless the Material Subsidiary to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Securities.

However, we may agree to any such merger or consolidation or sale, lease, assignment, pledge or transfer of securities, properties or assets if: (i) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with

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or the sale, lease or conveyance of all or substantially all of the assets of us to, or merger of us with or into any other person (as to which the covenant described above under the heading “—Merger, Consolidation, Sale, Lease or Conveyance” shall apply); or (iv) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of another entity; provided that in the case of only, after giving effect to such acquisition, (y) at least 80% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by us and (z) our consolidated assets will be at least equal to 70% of our consolidated assets prior to the transaction. These covenants will not prohibit us or a Material Subsidiary from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, advances from the Federal Home Loan Bank of Pittsburgh, reverse repurchase agreements, recourse obligations incurred in connection with the Material Subsidiary’s lending activities and letters of credit.

Furthermore, for so long as the Notes are outstanding, we will not, nor will we permit a Material Subsidiary to, create, assume, incur or cause to be created, assumed or incurred, or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, any shares of voting stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock, directly or indirectly) without making effective provision for securing the Notes equally and ratably with that secured indebtedness. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock of a Material Subsidiary after giving effect to the issuance of the maximum number of shares of voting stock of the Material Subsidiary issuable upon the exercise of all such convertible securities or options, warrants and rights to subscribe for or purchase shares of that voting stock (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•	pledge, encumbrance or lien on such shares of voting stock of the Material Subsidiary to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;
•	lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) which secure obligations of less than $1,000,000 in amount;
•	lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) involves claims of less than $1,000,000; or
•	pledge or lien on the voting stock of a Material Subsidiary to secure a loan or other extension of credit by any of our subsidiaries subject to Section 23A of the Federal Reserve Act.

The holders of no less than a majority in aggregate principal amount of the Notes may waive compliance in a particular instance by us with any provision of the Indenture or the Notes, including the foregoing covenants, except as otherwise stated below under “—Modification of the Indenture.”

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Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when:

1.	either:
i.	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment has been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or
ii.	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and we have irrevocably deposited with the Trustee or the paying agent, in trust, for the benefit of the holders of the Notes, cash in United States dollars and/or non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;
2.	we have paid all sums payable by us under the Indenture with respect to the Notes;
3.	we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be; and
4.	we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the Notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance

We will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 91st day after we have made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the Notes (except for, among other matters, certain obligations to register the transfer of or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold funds for payment in trust) if:

1.	we have irrevocably deposited with the Trustee, in trust, cash in United States dollars and/or non-callable government securities, or a combination thereof, that will provide funds in amount sufficient, in the opinion of a nationally recognized public accounting firm, to pay the principal of, premium, if any, on and interest on the Notes on the Maturity Date or on the applicable Redemption Date in accordance with the terms of the Indenture;
2.	we have delivered to the Trustee:
i.	an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of or publication by the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and
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ii.	an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
3.	no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of us are concerned, during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound;
4.	we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and
5.	the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

Covenant Defeasance

Upon our exercise of our option to effect covenant defeasance, we will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the Notes other than an event of default due to our failure to pay the principal of or interest on the Notes when due, if:

1.	we have satisfied the conditions described in clauses 1, 2.ii, 3, 4 and 5 of the preceding “—Legal Defeasance” section; and
2.	we have delivered to the Trustee of an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such event of default. In such event, we will remain liable for such payments.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the Notes may be made only with the consent of the holders of not less than a majority in principal amount of the Notes then outstanding voting as a single class.

No modification or amendment of the Indenture as applicable to the Notes may, without the consent of each holder affected thereby, do any of the following (with respect to any Notes held by a nonconsenting holder):

•	change the stated maturity of the principal of, or interest on, the Notes;
•	reduce the principal amount of the Notes or reduce the rate of, or extend or change the time for payment of, interest on the Notes;
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•	change the place or currency of payment of principal, premium, if any, or interest on the Notes;
•	reduce any amount payable upon the redemption of the Notes;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;
•	reduce the percentage in principal amount of outstanding Notes the consent of whose holders is required for modification or amendment of the Indenture;
•	reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;
•	make any change that adversely affects the right to convert or exchange the Notes; or
•	modify such provisions with respect to modification and waiver.

We and the Trustee may enter into one or more indentures supplemental to the Indenture as applicable to the Notes, without the consent of any holder of the Notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;
•	to provide for uncertificated notes in addition to or in place of definitive notes;
•	to provide for the assumption of our obligations by a successor in accordance with the covenant described above under “—Merger, Consolidation, Sale, Lease or Conveyance”;
•	to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” section in this prospectus supplement, as long as such action does not adversely affect the interest of any holder of the Notes in any material respect;
•	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any note as described above under “—Satisfaction and Discharge” and “—Legal Defeasance and Covenant Defeasance”;
•	to make any change that would provide any additional rights or benefits to the holders of the Notes;
•	to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights thereunder of any holder of the Notes;
•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “TIA”); or
•	to evidence and provide for the acceptance of appointment of any successor trustee with respect to the Notes.

Subject to the requirements for the holders to waive a default and to pursue a remedy with respect to the Indenture or the Notes and the rights of any holder of a note to receive payment of principal of, premium, if any, on and interest on such note, holders of a majority in aggregate principal amount of the Notes voting as a single class may waive compliance in a particular instance by us with any provision of the Indenture or the note, except as otherwise stated above.

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Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the Notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. Notes do not cease to be outstanding because we or an affiliate of us holds the Notes; provided, that in determining whether the holders of the requisite principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, Notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent holds on a Redemption Date money or securities sufficient to pay Notes payable on that date, then immediately after such Redemption Date such Notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the Notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No past, present or future director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any obligations of us under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes, by accepting such Notes waives and releases such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee

U.S. Bank National Association will act as trustee for the Notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving us written notice and may be removed as Trustee with respect to the Notes:

•	by notice to the Company and the Trustee in writing by the holders of a majority in aggregate principal amount of the outstanding Notes; or
•	by us if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency; (iii) becomes incapable of acting as Trustee; or (iv) a custodian or public officer takes charge of the Trustee or its property.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment to the retiring Trustee and to us. The successor Trustee will mail a notice of its succession to holders of the Notes.

If the Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the Notes, within 90 days after the Trustee after ascertaining that it has a conflicting interest, which has not been cured or waived, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the Notes issued under the Indenture. If the Trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

U.S. Bank National Association and/or certain of its affiliates may provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

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Notices

Any notices required to be given to the holders of the Notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Book-Entry Delivery and Settlement

Global Notes

We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC, and registered in the name of Cede & Co., as nominee of DTC.

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.
•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.
•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.
•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.
•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
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We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and
•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the Notes by DTC, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

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Same-Day Settlement and Payment

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Certificated Notes

Individual certificates in respect of any Notes will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;
•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated Notes; or
•	subject to DTC’s procedures, we determine not to have the Notes of such series represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

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U.S. Federal Income Tax Considerations

The following is a general discussion of the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of Notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that acquire Notes in the initial offering at their original “issue price” and hold them as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the Notes. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” and persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in any partnership holding Notes should consult their own tax advisors regarding the tax consequences of the acquisition, ownership and disposition of Notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY TAX TREATY.

The terms of the Notes provide for payments by us prior to their scheduled payment dates under certain circumstances. The possibility of such payments may implicate special rules under Treasury Regulations governing “contingent payment debt instruments.” According to those Treasury Regulations, the possibility that such payments of accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such accelerated amounts if there is only a remote chance as of the date the Notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable Treasury Regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in

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the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Treatment of the Notes as Variable Rate Debt Instruments

The Notes will initially bear interest at a fixed annual rate. From and including December 15, 2025 to, but excluding, the maturity date or the date of earlier redemption, the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus 248.5 basis points. Under applicable Treasury Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount, (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current value of a single fixed rate and one or more qualified floating rates, and (c) except as described in (a) above, does not provide for any principal payments that are contingent. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the Notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes and the discussion below is based on this assumption.

Interest on the Notes

It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations). If, however, the issue price of a Note is less than the stated redemption amount at maturity and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), then a U.S. holder generally will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

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The tax treatment of interest depends on whether such interest constitutes “qualified stated interest,” referred to herein as “QSI.” Interest is QSI if it is unconditionally payable or will be constructively received, in cash or property, at least annually at a single fixed rate or at a single “qualified floating rate” or “objective rate” (each as defined in the applicable Treasury Regulations). Depending on the facts and circumstances, a fixed-to-floating rate may be treated as a single qualified floating rate for purposes of determining the amount of QSI. Based upon current market conditions and the manner in which the interest rates on the Notes are determined, we expect that all of the stated interest on the Notes will be treated as QSI and the Notes will not be treated as having been issued with any original issue discount. Interest that is QSI will generally be includible in a U.S. holder’s income as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Holders should consult their own tax advisors regarding the tax consequences to them if the Notes are issued with original issue discount or if the stated interest is not treated as QSI.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Interest on the Notes”) and (b) such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will be equal to the amount that such U.S. holder paid for the Note. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the Note for a period of more than one year. Long-term capital gains recognized by noncorporate U.S. holders (including individuals) generally are subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax (Commonly Referred to as Medicare Tax)

Non-corporate U.S. holders whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross interest income and net gains from the disposition of the Notes. Non-corporate U.S. holders are encouraged to consult their own tax advisors regarding the applicability of this net investment income tax to its income and gains in respect of any investment in the Notes.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the Notes and to the proceeds of a sale or other taxable disposition of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24%) generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

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Payments of Interest

Subject to the discussions below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding,” payments of interest on the Notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States);
•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable Treasury Regulations; and
•	either (a) the beneficial owner of the Notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and providing its name and address or (b) a financial institution that holds the Notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable IRS form). In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS form). Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis and at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a United States person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding,” except with respect to accrued and unpaid interest (which will be treated as described above under “—Non-U.S. Holders—Payments of Interest”), a non-U.S. holder generally will not be subject to U.S.

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federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a Note unless:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a United States person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under Treasury Regulations, the payment of proceeds from the disposition of a Note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the disposition of Notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or otherwise establishes an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a Unites States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

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FATCA Withholding

Sections 1471 through 1474 of the Code and the Treasury regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on interest paid on the Notes to, and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of the Notes by, a foreign entity if the foreign entity is:

•	a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding, (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) its residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or
•	a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of interest on the Notes and to payments of gross proceeds from a sale or other disposition of the Notes. Withholding agents may, however, rely on proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, and not WSFS, will determine whether or not to implement gross proceeds FATCA withholding.

Under certain circumstances, a non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of the Notes.

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Certain ERISA Considerations

The following is a summary of certain considerations associated with the purchase of the Notes by (a) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (c) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan, plan, account or arrangement described in preceding clause (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of the Notes would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (being referred to collectively as “Similar Laws”) (each entity described in preceding clause (a), (b), (c) or (d), a “Plan”).

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA, and ERISA and the Code prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (each an “ERISA Plan”) and its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of a Plan subject to Title I of ERISA or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in the Notes, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA, the prohibited transaction provisions of the Code and corresponding provisions under Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of Notes by a Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued certain prohibited transaction class exemptions (“PTCEs”) that may be available to a Plan purchasing the Notes. These class exemptions include, without limitation, PTCE 84-14, relating to transactions determined by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts and PTCE 96-23, relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and holding of the Notes, provided that no party in interest, disqualified person or any of their affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and, provided further, that the ERISA Plan pays no

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more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws that may affect their investment in the Notes. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the Notes should consult with its counsel before purchasing Notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under such Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Plan Look-through

The Department of Labor’s regulation at 29 CFR section 2510.3-101 (as amended by Section 3(42) of ERISA, the “plan asset regulations”) provide that the assets of an entity may be deemed assets of an ERISA Plan by reason of the ERISA Plan’s investment in equity interests of the entity (so-called “Plan look-through”) unless an exemption under the plan assets regulations applies. If our assets were deemed to be assets of an ERISA Plan that purchased Notes, among other things, the provisions of ERISA and Section 4975 of the Code that apply to the ERISA Plan would apply to transactions in which we engage. There will not be Plan look-through if the investment by ERISA Plans is in a form other than an equity interest. Under the plan asset regulations, an equity interest is defined to mean an interest that is treated as indebtedness under applicable local law and which has no substantial equity features. While it is expected that the Notes will be treated as indebtedness with no substantial equity features, no assurances can be given in this regard and purchasers should consult their own legal counsel.

Representation

By acceptance of a Note (or any interest therein), each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that, on each day on which such person holds the Note, either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Notes to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

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Underwriting

Piper Sandler & Co., referred to as Piper Sandler, is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated December 3, 2020, each underwriter named below has agreed, severally but not jointly, to purchase from us, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite that underwriter’s name:

Amount of
Underwriters	Securities
Piper Sandler & Co.	$97,500,000
Keefe, Bruyette & Woods, Inc.	$45,000,000
Boenning & Scattergood, Inc.	$7,500,000
Total	$150,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes. The underwriters’ obligations to purchase the Notes from us are several and not joint.

Discounts

The following table shows the Per Note and total underwriting discounts and commissions we will pay the underwriters:

Per Note	1.0%
Total	$1,500,000

The underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from December 8, 2020 to the date of delivery of the Notes, and to certain dealers at the public offering price minus a concession not to exceed 0.50% of the principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed by the underwriters. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Certain of our directors and executive officers may purchase Notes in this offering at the public offering price.

No Sales of Similar Securities

We have agreed, for a period from the date of the underwriting agreement through and including the date that is the business day following the closing date of the offering, not to offer, sell, contract to sell or otherwise dispose of any debt securities or nonconvertible preferred stock issued or guaranteed by the Company or any of its Subsidiaries without the prior written consent of Piper Sandler.

No Public Trading Market

The Notes consist of a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes listed on any national securities exchange or for the inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may

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discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with the offering, Piper Sandler, as representative of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions in accordance with Regulation M under the Securities Exchange of 1934, as amended (the “Exchange Act”). Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase Notes originally sold by the syndicate member.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters have in the past provided, and may in the future provide, investment banking, brokerage and advisory services to us and our affiliates in the ordinary course of business, for which they have received, or may receive, compensation for such services.

Certain expenses associated with the offer and the sale of the Notes, exclusive of the underwriting discount, are estimated to be approximately $576,865 and will be paid by us. We have agreed to reimburse Piper Sandler for its reasonable out-of-pocket expenses, including its legal fees and expenses, marketing, syndication and travel expenses; provided that such expenses shall not exceed $100,000 without our prior written consent.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

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Legal Matters

Certain legal matters in connection with the Notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our counsel Covington & Burling LLP, Washington, D.C. Certain legal matters in connection with the Notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough, LLP, Greenville, S.C.

Experts

The consolidated financial statements of WSFS and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Beneficial Bancorp, Inc. (“Beneficial”) and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s web site at http://www.sec.gov.

Our website is http://www.wsfsbank.com. We make available on our website, free of charge, access to our periodic and current reports, proxy statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. The references to our website herein are not intended to be active links and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus supplement or any other filings we make with the SEC.

We have filed an automatic shelf registration statement (File No. 333-235572) with the SEC registering the offering of various of our securities, including the Notes offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. The registration statement may contain additional information that may be important to you. You may obtain from the SEC copies of the registration statement and the related exhibits that we filed with the SEC.

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Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement, which means that we can disclose important information to you by referring to documents that we have filed, or will file, with the SEC. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus. We incorporate by reference the following documents filed with the SEC (other than information that pursuant to SEC rules is deemed not to be filed):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 23, 2020, incorporated by reference therein);
•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on May 8, 2020, June 30, 2020, filed with the SEC on August 7, 2020, and September 30, 2020, filed with the SEC on November 4, 2020;
•	the Company’s Current Reports on Form 8-K filed with the SEC on April 10, 2020, April 28, 2020, August 18, 2020, and November 23, 2020;
•	the Company’s Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on May 16, 2019; and
•	the audited consolidated statements of financial condition of Beneficial as of December 31, 2018 and 2017, and the audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2018, 2017 and 2016, and the related notes and report of the independent auditor thereto, included in the Beneficial Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-36806), filed with the SEC on February 26, 2019.

In addition, all future filings that we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this prospectus supplement and prior to the termination of this offering, are deemed incorporated by reference into this prospectus supplement (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Documents incorporated by reference into this prospectus are available without charge to you on the Internet at www.wsfsbank.com. The references to our website herein are not intended to be active links and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus supplement or any other filings we make with the SEC. You may also request a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, at no cost by writing to or telephoning us at the following address:

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

(302) 792-6000

Attention: Investor Relations

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PROSPECTUS

WSFS Financial Corporation

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock

Depositary Shares
Common Stock
Warrants

Stock Purchase Contracts
Units

We may offer and sell from time to time, in one or more series, our senior and subordinated debt securities, shares of our preferred stock, depositary shares, shares of our common stock, warrants to purchase other securities, stock purchase contracts, or units consisting of a combination of two or more of these securities. The securities listed above may be offered by us and/or may be offered and sold, from time to time, together or separately, in one or more offerings, by one or more selling stockholders to be identified in the future. The securities we may offer may be convertible into or exchangeable for other securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered and the specific manner in which they may be offered. You should read this prospectus, the information incorporated by reference in this prospectus, the applicable prospectus supplement, including any information incorporated by reference therein, and any applicable free writing prospectus carefully before you invest in the securities described in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Stock Market and trades under the ticker symbol “WSFS”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time. The names of any underwriters, dealers or agents involved in the distribution of our securities, their compensation and any option they hold to acquire additional securities will be described in the applicable prospectus supplement. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8 of this prospectus and contained in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q, which are incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

These securities are not savings accounts, deposits or other obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the United States Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2019.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this automatic shelf registration statement, we may offer and sell from time to time, separately or together, any combination of senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and units in one or more offerings up to an indeterminate aggregate dollar amount. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into, or exercisable or exchangeable for, common or preferred stock or other securities issued by us.

Each time we and/or one or more selling stockholders offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. Unless otherwise indicated or the context requires otherwise, references to “we,” “us,” “our,” “WSFS,” “registrant” or similar terms are to WSFS Financial Corporation, a Delaware corporation, and its subsidiaries.

The registration statement of which this prospectus forms a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website, www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.wsfsbank.com. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons who obtain this prospectus and any applicable prospectus supplement should inform themselves about, and observe, any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference into this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below, which are considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2019, incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, filed with the SEC on May 10, 2019, June 30, 2019, filed with the SEC on August 7, 2019, and September 30, 2019, filed with the SEC on November 8, 2019;

•	our Current Reports on Form 8-K (other than any items, exhibits or portions thereof furnished to, rather than filed with, the SEC) filed with the SEC on January 2, 2019, March 1, 2019 (as amended by our Current Report on Form 8-K/A filed with the SEC on May 16, 2019), March 5, 2019, March 19, 2019, April 30, 2019, August 13, 2019, August 20, 2019 and November 15, 2019;

•	the description of our common stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on July 7, 1989, including any amendment or report filed with the SEC for the purpose of updating such description; and

•	the audited consolidated statements of financial condition of Beneficial Bancorp, Inc. (“Beneficial”) as of December 31, 2018 and 2017, and the audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2018, 2017 and 2016, and the related notes and report of the independent auditor thereto, included in the Beneficial Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-36806), filed with the SEC on February 26, 2019.

All reports and other documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed will also be incorporated by reference into this prospectus and deemed to be part hereof (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus commencing on the date on which the document is filed.

Any documents incorporated by reference into this prospectus are available without charge to you on the Internet at www.wsfsbank.com or upon written or oral request by contacting Investor Relations, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, (302) 792-6000. The

3

reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.

Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

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FORWARD-LOOKING STATEMENTS

Certain statements included or incorporate by reference in this prospectus and each prospectus supplement may not be based on historical facts and are estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our predictions or expectations of future business or financial performance as well as our goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to:

•	those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which we operate and in which our loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth;
•	our level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs;
•	possible additional loan losses and impairment in the collectability of loans;
•	changes in market interest rates, which may increase funding costs and reduce earning asset yields and thus reduce margin;
•	the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our investment securities portfolio;

•	the credit risk associated with the substantial amount of commercial real estate, construction and land development and commercial and industrial loans in our loan portfolio;

•	the extensive federal and state regulation, supervision and examination governing almost every aspect of our operations including the Dodd- Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Economic Growth, Regulatory Relief and Consumer Protection Act (which amended the Dodd-Frank Act) and the rules and regulations issued in accordance therewith and potential expenses associated with complying with such regulations;

•	our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms;

•	possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations;
•	conditions in the financial markets that may limit our access to additional funding to meet our liquidity needs;
•	impairment of our goodwill or other intangible assets;
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•	failure of the financial and operational controls of our Cash Connect® division;
•	the success of our growth plans, including the successful integration of past and future acquisitions;

•	our ability to fully realize the cost savings and other benefits of acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of our products and services and related customer disintermediation;
•	negative perceptions or publicity with respect to our trust and wealth management business;
•	adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings;
•	system failures or cybersecurity incidents or other breaches of our network security;
•	the our ability to recruit and retain key employees;
•	the effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally;
•	the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks;
•	possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes;
•	possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate;
•	regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our stockholders;
•	the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and

•	the costs associated with resolving any problem loans, litigation and the effects of other risks and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and other documents filed with the SEC from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We disclaim any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf for any reason, except as specifically required by law.

Additional information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward- looking statements is contained under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated in this prospectus by reference (and in any of our documents with the SEC that are so incorporated). See “Where You Can Find More Information” above for information about how to obtain a copy of these documents.

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THE COMPANY

WSFS Financial Corporation is a savings and loan holding company headquartered in Wilmington, Delaware and organized under the laws of the state of Delaware. Substantially all of our assets are held by our subsidiary, Wilmington Savings Fund Society, FSB (“WSFS Bank” or the “Bank”), one of the ten oldest bank and trust companies continuously operating under the same name in the United States. At $12.3 billion in assets and $20.2 billion in assets under management and assets under administration at September 30, 2019, WSFS Bank is also the largest bank and trust company headquartered in the Delaware Valley. As a federal savings bank, which was formerly chartered as a state mutual savings bank, the Bank enjoys a broader scope of permissible activities than most other types of financial institutions. A fixture in the community, we have been in operation for more than 187 years. In addition to our focus on stellar customer service, we have continued to fuel growth and remain a leader in our community. We are a relationship-focused, locally-managed, community banking institution. Our mission is simple: “We Stand for Service.” Our strategy of “Engaged Associates, living our culture, making a better life for all we serve” focuses on exceeding customer expectations, delivering stellar experiences and building customer advocacy through highly-trained, relationship-oriented, friendly, knowledgeable and empowered Associates.

WSFS is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common stock and service our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Our common stock is listed on the Nasdaq Stock Market under the symbol “WSFS.” Our principal executive offices are located at 500 Delaware Avenue, Wilmington, Delaware, and our telephone number is (302) 792-6000.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

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RISK FACTORS

Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, as well as the information contained in any applicable prospectus supplement, you should carefully consider the risk factors contained in Part I, Item 1A under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus, as updated by our Annual or Quarterly Reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition and results of operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Covington & Burling LLP. If legal matters are passed upon for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of WSFS as of December 31, 2018 and 2017, and for each year in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included in WSFS’s Annual Report on Form 10-K for the year ended December 31, 2018, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Beneficial as of December 31, 2018 and 2017, and for each year in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included in Beneficial’s Annual Report on Form 10-K for the year ended December 31, 2018, and upon the authority of said firm as experts in accounting and auditing.

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$150,000,000

WSFS Financial Corporation

2.75% Fixed-to-Floating Rate Senior Notes due 2030

PROSPECTUS SUPPLEMENT

Piper Sandler	Joint Book-Running Managers	Keefe, Bruyette &Woods, A Stifel Company
Co-Manager Boenning & Scattergood, Inc.

December 3, 2020